EXHIBIT 99.1


               FIRST HORIZON ANNOUNCES NEW PRESIDENT AND CHAIRMAN

     ALPHARETTA, GA, MAY 19, 2003 - FIRST HORIZON PHARMACEUTICAL(TM) CORPORATION (NASDAQ: FHRX), a specialty pharmaceutical company, today announced the hiring of Patrick Fourteau as its President and Chief Operating Officer.

     Mr. Fourteau is a seasoned pharmaceutical industry executive having over 25 years of industry experience, with particular expertise in executing sales strategies for pharmaceutical products. Mr. Fourteau most recently served as President of Ventiv Health Sales, an international contract sales organization. His prior experience includes service as President of various divisions of St. Jude Medical and as an executive with Eli Lilly.

     The Board of Directors also appointed John N. Kapoor, Ph.D. as non-executive Chairman of the Company. As Chairman, Dr. Kapoor will serve as a resource to assist Mr. Fourteau in implementing the Company's business strategy. Dr. Kapoor has been a director of the Company since 1996, and is the Company's largest shareholder.

     The Company also announced the resignation of Mahendra G. Shah, Ph.D., as Chairman, President and Chief Executive Officer and Director of the Company. Dr. Shah will remain with the Company as a consultant and will assist the Company in its management transition.

     "Having worked on the Board's task force in development of the Company's reorganization plan, I am familiar with the Company's opportunities and challenges," said Mr. Fourteau. "I have been very impressed with the commitment of the First Horizon employees and the strength of the product portfolio."

     Dr. Kapoor, Chairman of the Company, commented, "We are delighted that Mr. Fourteau has joined the Company and believe that his experience is well-suited to implement the Company's business strategy. We appreciate the contributions Dr. Shah has made to the Company and his willingness to assist the Company through this important transitional phase."

FIRST HORIZON BACKGROUND
------------------------

     First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics, and gastroenterology. The Company has a portfolio that includes 17 branded prescription products, of which six are actively promoted to high-prescribing physicians through its nationwide marketing and sales force.


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First  Horizon  employs over 200 people and reported  revenue of $115 million in
2002. The Company's website address is http://www.firsthorizonpharm.com/.
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CONTACT:
ADAM MATHIS
FIRST HORIZON PHARMACEUTICAL CORPORATION
770-442-9707 EXT. 1415

amathis@horizonpharm.com




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